Exhibit 99.1


         Sovran Self Storage Reports Fourth Quarter Results:
       Revenues Increase 23%; Same Store Growth Remains Strong


    BUFFALO, N.Y.--(BUSINESS WIRE)--Feb. 14, 2007--Sovran Self
Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust
(REIT), reported operating results for the quarter and year ended
December 31, 2006.

    Net income available to common shareholders for the fourth quarter of 2006 was $8.5 million or $.45 per diluted share. Net income available to common shareholders for the same period in 2005 was $7.9 million or $.46 per diluted share. Funds from operations for the quarter were $15.4 million or $.81 per fully diluted common share compared to $13.2 million or $.75 per fully diluted share for the quarter ended December 31, 2005.

    For the year ended December 31, 2006, net income available to common shareholders was $34.1 million, or $1.89 per fully diluted common share, as compared to $30.7 million or $1.84 per fully diluted common share in 2005. Funds from operations for the year increased 15.5% from $50.9 million in 2005 to $58.8 million in 2006. On a fully diluted share basis, funds from operations were reported at $3.23 in 2006, a 7.3% increase over 2005's $3.01.

    The Company acquired one self-storage facility during the quarter at a cost of $4.8 million. During 2006, a total of 42 such properties were acquired at a total cost of $166 million.

    David Rogers, the Company's Chief Financial Officer, commented, "We had a good quarter and a great year. We've acquired some tremendous stores in strong markets, we've taken a big step toward enhancing many of our existing properties, and operations are solid across the board."

    OPERATIONS:

    Total Company net operating income for the fourth quarter grew 21.5% compared with the same quarter in 2005 to $28.6 million. This growth was the result of improved operating performance and the income earned from additional stores acquired in 2006. Overall average occupancy for the quarter was 84.5% and average rent per square foot for the portfolio was $10.16.

    Revenues at the 278 stabilized stores owned (and/or operated) for the entire 4th quarter in both years increased 4% over the fourth quarter of 2005, the result of a 4% increase in rental rates and a 10.9% increase in other income which offset a 1.5% drop in occupancy.

    Same store operating expenses increased by 4.7%, primarily because of increased property insurance costs, which rose 175% over last year's fourth quarter. Net operating income improved in 2006 by 3.6% on a same store basis over the prior fourth quarter.

    On a year over year basis, the Company achieved 5.5% revenue growth at its 266 same store pool. Property tax expense increased by 5.4% and other operating expenses, primarily as a result of increased property insurance costs, grew by 5.9%. This resulted in a 5.3% increase in net operating income for the full year 2006.

    Strong performance was shown at the Company's stores throughout the Georgia, Texas and North Carolina markets, while some of the New England stores experienced slower than expected growth during the quarter. As has been anticipated, most of the Company's Florida stores suffered a drop in occupancy, as many customers who rented spaces after suffering hurricane damage in 2004 and 2005 have been able to move back into permanent residences, eliminating their need for emergency storage. The Florida market remains very strong, but has declined from the record high levels of the prior seven quarters.

    ACQUISITIONS:

    The Company acquired one property during the quarter at a total cost of $4.8 million. The store is located in Concord, New Hampshire, and is the 4th Uncle Bob's facility in that market.

    At December 31, 2006, the Company was in negotiations to acquire 10 properties at a total cost of $31 million.

    CAPITAL TRANSACTIONS:

    On November 30, 2006, the Company completed an offering of 2.3 million shares of its common stock at a price of $56.25 per share, netting $122.4 million in proceeds. $80 million of the proceeds were used to pay down the Company's line of credit; the balance will be used to fund property purchases in the first quarter of 2007.

    During the quarter, the Company issued 53,463 shares through its dividend reinvestment program, direct stock purchase plan and employee option plan and received a total of $2.9 million in proceeds. Proceeds from these stock issuances were used to acquire the Concord, New Hampshire property.

    The Company's Board of Directors has authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended December 31, 2006.

    The Company has a $100 million line of credit in place through September, 2007, with an option to extend the facility through September, 2008. The line provides an interest rate of LIBOR plus 0.9% and is expandable to $200 million. Presently, there is no outstanding balance on the line.

    YEAR 2007 EARNINGS GUIDANCE:

    The Company expects industry fundamentals to remain sound in 2007, and conditions in most of its markets are positive. Growth in net operating income for the Company's same store pool of 285 properties is expected to be between 4.0% and 4.5%.

    As previously announced, the Company has implemented a program that will add 450,000 to 600,000 square feet of rentable space at existing stores and convert up to an additional 250,000 to 300,000 square feet to premium (climate and humidity controlled) spaces over the next two years. The projected cost of these revenue enhancing improvements is estimated at between $40 and $50 million. In addition, the Company expects to accelerate refurbishments and renovations at many of its stores to improve curb appeal and office amenities. It is expected that as much as $25 million will be expended in 2007 on such improvements.

    As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing 2007 guidance, the Company is forecasting accretive acquisitions of $75 million, opportunistic acquisitions of $50 million and no sales of existing facilities.

    Funding of the acquisitions and the above mentioned revenue enhancing and refurbishing improvements will be provided primarily from borrowings on the Company's line of credit, term note borrowings, issuance of common shares in the Company's Dividend Reinvestment Program and Stock Purchase Programs, and issuance of preferred and/or common stock.

    General and administrative costs are expected to increase as the Company adds properties and enters new markets.

    At December 31, 2006, all of the Company's debt is either fixed rate, or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 0.9%.

    Management expects funds from operations for 2007 to be between $3.40 and $3.45 per share. Funds from operations for the first quarter of 2007 are projected at between $.76 and $.78 per share.

    FORWARD LOOKING STATEMENTS:

    When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, and in Section 21F of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the Company's ability to effectively compete in the self-storage industry; the Company's ability to successfully expand its truck move-in program for new customers and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

    CONFERENCE CALL:

    Sovran Self Storage will hold its Fourth Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Standard Time on Thursday,
February 15, 2007. Anyone wishing to listen to the call may access the webcast via Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.

    Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and manages 328 stores in 22 states under the name Uncle Bob's Self Storage(R). For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site.



SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

                                            December 31,  December 31,
(dollars in thousands)                         2006          2005
------------------------------------------- ------------  ------------
Assets
  Investment in storage facilities:
     Land                                    $  208,644     $ 162,900
     Building, equipment and construction
      in progress                               934,994       731,080
                                            ------------  ------------
                                              1,143,638       893,980
     Less: accumulated depreciation            (155,843)     (130,550)
                                            ------------  ------------
  Investment in storage facilities, net         987,795       763,430
  Cash and cash equivalents                      47,730         4,911
  Accounts receivable                             2,166         1,643
  Receivable from related parties                    37            75
  Notes receivable from joint ventures                -         2,780
  Investment in joint ventures                        -           825
  Prepaid expenses                                5,336         3,075
  Fair value of interest rate swap
   agreements                                     2,274         1,411
  Other assets                                    7,606         6,226
                                            ------------  ------------
     Total Assets                            $1,052,944     $ 784,376
                                            ============  ============

Liabilities
  Line of credit                             $        -     $  90,000
  Term notes                                    350,000       200,000
  Accounts payable and accrued liabilities       15,092        10,865
  Deferred revenue                                5,292         4,227
  Accrued dividends                              12,675        10,801
  Mortgages payable                             112,027        49,144
                                            ------------  ------------
     Total Liabilities                          495,086       365,037

  Minority interest - Operating Partnership      10,164        11,132
  Minority interest - consolidated joint
   ventures                                      16,783        14,122

Shareholders' Equity
  8.375% Series C Convertible Cumulative
   Preferred Stock                               26,613        26,613
  Common stock                                      216           187
  Additional paid-in capital                    612,738       466,839
  Unearned restricted stock                           -        (1,838)
  Dividends in excess of net income             (83,609)      (71,995)
  Accumulated other comprehensive income          2,128         1,454
  Treasury stock at cost                        (27,175)      (27,175)
                                            ------------  ------------
     Total Shareholders' Equity                 530,911       394,085
                                            ------------  ------------

  Total Liabilities and Shareholders'
   Equity                                    $1,052,944     $ 784,376
                                            ============  ============




CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                             October 1,    October 1,
                                                2006         2005
                                                 to            to
                                            December 31,  December 31,
(dollars in thousands, except share data)       2006          2005
                                            ------------  ------------

Revenues:
  Rental income                             $    43,127   $    34,938
  Other operating income                          1,431         1,209
                                            ------------  ------------
     Total operating revenues                    44,558        36,147

Expenses:
  Property operations and maintenance            12,119         9,534
  Real estate taxes                               3,888         3,112
  General and administrative                      3,564         4,017
  Depreciation and amortization                   6,985         5,540
                                            ------------  ------------
     Total operating expenses                    26,556        22,203
                                            ------------  ------------

Income from operations                           18,002        13,944

Other income (expense)
  Interest expense                               (8,502)       (5,273)
  Interest income                                   317           159
  Minority interest - Operating Partnership        (214)         (245)
  Minority interest - consolidated joint
   ventures                                        (462)         (109)
  Equity in income of joint ventures                 24            57
                                            ------------  ------------

Net Income                                        9,165         8,533
Preferred stock dividends                          (628)         (628)
                                            ------------  ------------
Net income available to common shareholders $     8,537   $     7,905
                                            ============  ============

    Earnings per common share - basic       $      0.46   $      0.46
                                            ============  ============

    Earnings per common share - diluted     $      0.45   $      0.46
                                            ============  ============

Common shares used in basic
    earnings per share calculation           18,728,219    17,256,213

Common shares used in diluted
    earnings per share calculation           18,809,608    17,334,422

Dividends declared per common share         $    0.6200   $    0.6150
                                            ============  ============




CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                             January 1,    January 1,
                                               2006          2005
                                                 to            to
                                            December 31,  December 31,
(dollars in thousands, except share data)       2006          2005
                                            ------------  ------------

Revenues:
  Rental income                             $   160,924   $   133,856
  Other operating income                          5,371         4,449
                                            ------------  ------------
     Total operating revenues                   166,295       138,305

Expenses:
  Property operations and maintenance            44,034        35,954
  Real estate taxes                              15,260        12,407
  General and administrative                     14,095        12,863
  Depreciation and amortization                  25,347        21,222
                                            ------------  ------------
     Total operating expenses                    98,736        82,446
                                            ------------  ------------

Income from operations                           67,559        55,859

Other income (expense)
  Interest expense                              (29,494)      (20,229)
  Interest income                                   807           487
  Minority interest - Operating Partnership        (905)       (1,039)
  Minority interest - consolidated joint
   ventures                                      (1,529)         (490)
  Equity in income of joint ventures                172           202
                                            ------------  ------------

Net Income                                       36,610        34,790
Preferred stock dividends                        (2,512)       (4,123)
                                            ------------  ------------
Net income available to common shareholders $    34,098   $    30,667
                                            ============  ============

    Earnings per common share - basic       $      1.90   $      1.86
                                            ============  ============

    Earnings per common share - diluted     $      1.89   $      1.84
                                            ============  ============

Common shares used in basic
    earnings per share calculation           17,951,330    16,506,377

Common shares used in diluted
    earnings per share calculation           18,021,303    16,633,240

Dividends declared per common share         $    2.4700   $    2.4400
                                            ============  ============




COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

                                             October 1,    October 1,
                                               2006          2005
                                                 to            to
                                            December 31,  December 31,
(dollars in thousands, except share data)       2006          2005
                                            ------------  ------------

Net income                                  $     9,165   $     8,533
Minority interest in income                         676           354
Depreciation of real estate and
 amortization of intangible assets
 exclusive of deferred financing fees             6,944         5,540
Depreciation and amortization from
 unconsolidated joint ventures                       20           125
Preferred dividends                                (628)         (628)
Funds from operations allocable to minority
 interest in
  Operating Partnership                            (359)         (378)
Funds from operations allocable to minority
 interest in
  consolidated joint ventures                      (462)         (364)
                                            ------------  ------------
Funds from operations available to common
  shareholders                                   15,356        13,182
FFO per share - diluted (a)                 $      0.81   $      0.75

Common shares - diluted                      18,809,608    17,334,422
Common shares if Series C Preferred Stock
 is converted                                   920,244     1,134,420
                                            ------------  ------------
Total shares used in FFO per share
 calculation (a)                             19,729,852    18,468,842


                                             January 1,    January 1,
                                               2006          2005
                                                 to            to
                                            December 31,  December 31,
(dollars in thousands, except share data)       2006          2005
                                            ------------  ------------

Net income                                  $    36,610   $    34,790
Minority interest in income                       2,434         1,529
Depreciation of real estate and
 amortization of intangible
  assets exclusive of deferred financing
   fees                                          25,305        21,222
Depreciation and amortization from
 unconsolidated joint ventures                      168           484
Preferred dividends                              (2,512)       (4,123)
Funds from operations allocable to minority
 interest in
  Operating Partnership                          (1,450)       (1,519)
Funds from operations allocable to minority
 interest in
  consolidated joint ventures                    (1,785)       (1,499)
                                            ------------  ------------
Funds from operations available to common
  shareholders                                   58,770        50,884
FFO per share - diluted (a)                 $      3.23   $      3.01

Common shares - diluted                      18,021,303    16,633,240
Common shares if Series C Preferred Stock
 is converted                                   920,244     1,636,594
                                            ------------  ------------
Total shares used in FFO per share
 calculation (a)                             18,941,547    18,269,834


(1) We believe that Funds from Operations ("FFO") provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real
 Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other
 REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(a) The Series C Convertible Preferred Shares are convertible into 920,244 common shares on a weighted basis for the quarter ended December 2006 and 1,134,420 common shares at December 2005. These shares have been added to the diluted shares outstanding to calculate the FFO per share in 2006 and 2005.




QUARTERLY SAME STORE DATA (2)

                              October 1,      October 1,
                                 2006           2005
                                  to              to
(dollars in thousands)       December 31,    December 31,   Percentage
                                  2006           2005         Change
                             -------------   -------------- ----------

Revenues:
  Rental income               $    36,988     $   35,654          3.7%
  Other operating income            1,283          1,157         10.9%
                             -------------   ------------   ----------
     Total operating
      revenues                     38,271         36,811          4.0%

Expenses:
  Property operations,
   maintenance, and real
   estate taxes                    13,410         12,810          4.7%
                             -------------   ------------   ----------

Operating income              $    24,861     $   24,001          3.6%

(2) Includes the 278 stabilized stores owned and/or managed by the Company for the entire periods presented.




YEAR TO DATE SAME STORE DATA (3)

                                January 1,    January 1,
                                   2006         2005
                                    to            to
(dollars in thousands)         December 31,  December 31,   Percentage
                                    2006         2005         Change
                               ------------- -------------------------

Revenues:
  Rental income                 $   140,318  $   133,357          5.2%
  Other operating income              4,759        4,165         14.3%
                               ------------- ------------   ----------
     Total operating revenues       145,077      137,522          5.5%

Expenses:
  Property operations,
   maintenance, and real
   estate taxes                      50,198       47,460          5.8%
                               ------------- ------------   ----------

Operating income                $    94,879  $    90,062          5.3%

(3) Includes the 266 stabilized stores owned and/or managed by the Company for the entire periods presented.




OTHER DATA                            Same Store (2)     All Stores
                                     ----------------  ---------------
                                      2006     2005     2006    2005
                                     -------- -------  ------- -------

Weighted average quarterly occupancy    84.8%   86.3%    84.5%   86.2%

Occupancy at December 31                84.2%   85.9%    83.7%   85.7%

Rent per occupied square foot         $10.22   $9.83   $10.16   $9.82




Investment in Storage Facilities:
--------------------------------------------------
The following summarizes activity in storage facilities during the twelve months ended
 December 31, 2006:

Beginning balance                                          $  893,980
  Property acquisitions                                       166,310
  Consolidation of Locke Sovran I, LLC                         38,000
  Additional investment in consolidated joint
   ventures                                                     8,647
  Improvements and equipment additions:
      Dri-guard / climate control installations                 1,567
      Expansions                                               11,058
      Roofing, paving, painting, and equipment:
          Stabilized stores                                    13,075
          Recently acquired and joint venture
           stores                                               4,088
      Rental trucks                                               692
  Construction in progress                                      6,320
  Dispositions                                                    (99)
                                                           -----------
Storage facilities at cost at period end                   $1,143,638
                                                           ===========




                                 December 31, 2006   December 31, 2005
                                 -------------------------------------

Common shares outstanding at
 December 31                            20,443,529         17,563,046
Operating Partnership Units
 outstanding at December 31                429,035            479,277



    CONTACT: Sovran Self Storage, Inc.
             David Rogers, CFO
             Diane Piegza, VP Corporate Communications
             716-633-1850